Exhibit 10.1

PRIVATE DEED OF ISSUANCE OF DEPOSITARY RECEIPTS STICHTING ADMINISTRATIEKANTOOR TREASURY – CONTRIBUTION IN KIND (USD Coin)

This private deed is dated 04 September 2025 and signed by:

(1)	Treasury B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, with seat in Amsterdam, the Netherlands, address at Keizersgracht 489 A 3, 1017 DM Amsterdam, the Netherlands, and Trade Register number 97987425 (the "Company");

(2)	Stichting Administratiekantoor Treasury, a foundation (stichting) under the laws of the Netherlands, with seat in the municipality of Amsterdam, the Netherlands, address at Keizersgracht 489 A 3, 1017 DM Amsterdam, the Netherlands, and Trade Register number 98023659 (the "Foundation"); and

(3)	Nakamoto Holding Inc., an entity under the laws of the laws of Delaware, having its registered address at 6339 Charlotte Pike Unit #B321 Nashville, TN 37209, the United States of America, and with registered number 33-3847234 (the "DR Holder").

each, a "Party" and together: the "Parties".

WHEREAS:

(A)	On 1 September 2025, the Company issued to the Foundation, among others, 1,363,027 ordinary shares, numbered 3,213,426 up to and including 4,576,452, each with a nominal value of EUR 0.01 (the "Shares"), pursuant to a notarial deed of issuance of shares (the "Deed of Issuance").

(B)	The aggregate subscription amount for the Shares was EUR 12,835,870.08 (rounded to two decimal points) (the "Share Subscription Amount"), which has been left outstanding, as a result of which the Foundation has a payment obligation to the Company in an amount equal to the Share Subscription Amount (the "Foundation Payment Obligation") and the Company has a receivable against the Foundation for the same amount (the "Company Receivable"). The Company and the Foundation agreed that the Company Receivable is due and payable as of the execution of the Deed of Issuance.

(C)	It is intended that the Foundation shall issue depositary receipts for each Share it holds in trust to the DR Holder (the "Depositary Receipts").

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(D)	The Foundation wishes to issue the Depositary Receipts to the DR Holder, who wishes to accept the Depositary Receipts, for a subscription price of EUR 9.4171796179813 per Depositary Receipt, resulting in an aggregate subscription price of EUR 12,835,870.08 (rounded to two decimal points) (the "Depositary Receipts Subscription Amount"). To calculate whether any payment in USD Coin satisfied the payment of the Depositary Receipts Subscription Amount, a USD Coin/USD exchange ratio of 1:1 and a USD Coin/EUR exchange ratio of 0.8557/1 will be determinative, whereby any amount funded in USD Coin expressed in EUR will be rounded down to the nearest integer which is a multiple of the subscription price. Any excess payment shall be deemed an additional payment on the Depositary Receipts. Such excess shall not be part of the Depositary Receipts Subscription Amount.

(E)	The Foundation and the DR Holder wish to agree on the method of satisfaction of the Company Receivable and payment of the Depositary Receipts Subscription Amount on the terms and subject to the conditions set forth in this private deed.

(F)	Pursuant to article 6.1 of the Company's articles of association, no meeting rights in respect of general meetings of the Company (as referred to in article 2:227 paragraph 2 BW) are attached to the Depositary Receipts.

(G)	The DR Holder intends to agree with the Foundation that the Foundation's articles of association (the "Articles of Association") (a copy of which are attached to this private deed) and the terms and conditions which apply to the Depositary Receipts (the "Terms and Conditions") (a copy of which are attached to this private deed) shall apply to the Depositary Receipts, and that the DR Holder shall be bound by their provisions.

The parties hereby declare and agree the following:

1	Definitions

The definitions used throughout this private deed shall have the same meaning as ascribed to them in the Terms and Conditions, unless this private deed explicitly states otherwise.

2	issue and acceptance of depositAry receipts

2.1.1	The Foundation hereby issues the Depositary Receipts to the DR Holder, which Depositary Receipts are to be numbered in accordance with the underlying Shares for which they are issued, under the obligation for the DR Holder to pay the Depositary Receipts Subscription Amount.

2.1.2	The DR Holder accepts the issue of the Depositary Receipts under the obligation to pay the Depositary Receipts Subscription Amount (the "DR Holder Payment Obligation").

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3	Payment of the Depositary receipts subscription amount

3.1	Payment

3.1.1	The DR Holder has paid the Depositary Receipts Subscription Amount in USD Coin to the Company. As a result of the execution of this Deed of Issuance, the DR Holder, the Foundation and the Company agree that the following payment obligations have been satisfied:

(a)	the DR Holder Payment Obligation; and

(b)	the Foundation Payment Obligation.

3.1.2	The Company Receivable will be deemed satisfied, and the Company grants full and final discharge to the Foundation for the payment of the Share Subscription Amount.

3.1.3	The Foundation grants full and final discharge to the DR Holder for the payment of the Depositary Receipts Subscription Amount.

4	acknowledgement

4.1	Acknowledgment of the Articles of Association and Terms and Conditions

The DR Holder hereby acknowledges to have read and agrees with the Foundation that it shall be bound by the provisions of:

(a)	the Articles of Association; and

(b)	the Terms and Conditions.

4.2	Considerations and authorisations

The DR Holder hereby explicitly acknowledges and agrees with the Foundation that it shall be bound by the provisions of article 9.1 (risks and considerations) of the Terms and Conditions, including the authorisations, indemnifications, risks and considerations set out therein.

5	Dissolution

5.1.1	Unless otherwise provided for in this private deed, all that has been agreed between the Parties prior to the execution of this private deed will remain in full effect, provided, however, that a condition subsequent relating to the subscription for the Depositary Receipts may no longer be invoked and a condition precedent relating to the subscription of the Depositary Receipts is deemed to have been fulfilled.

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5.1.2	The Parties waive any right to dissolve this agreement under article 6:265 Dutch Civil Code.

6	Counterparts

This private deed may be signed in counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this private deed.

7	Governing law

This private deed is governed by Dutch law. The Foundation and the DR Holder irrevocably agree that all disputes which may arise out of or in connection with this private deed, including disputes concerning the existence and validity thereof, shall be finally and exclusively resolved in accordance with article 11.1.2 of the Terms and Conditions.

[SIGNATURES TO FOLLOW ON THE NEXT PAGE]

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THIS PRIVATE DEED HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS PRIVATE DEED BY:

/s/ Khing Djien Oei

Stichting Administratiekantoor Treasury
By: Khing Djien Oei
Title: managing director

For the acknowledgement of issuance of depositary receipts and the agreement referred to in article 3.1.1

/s/ Khing Djien Oei

Treasury B.V.
By: Khing Djien Oei
Title: managing director

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THIS PRIVATE DEED HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS PRIVATE DEED BY:

/s/ Tyler Evans

Nakamoto Holding Inc.
By: Tyler Evans
Title: CEO

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ANNEX 1
Articles of Association

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ANNEX 2
Terms and Conditions

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